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                                                                   EXHIBIT 99(b)


                               Date:    September 12, 1996

                            Contact:    Richard F. Bonini
                                        Senior Executive Vice President
                                         and Chief Financial Officer

                                Tel.    (212)  759-7127
                                        Mario S. Levis
                                        Executive Vice President
                                          and Treasurer
                                Tel.    (787)  749-7108


FOR IMMEDIATE RELEASE

                    FIRST FINANCIAL CARIBBEAN CORPORATION
                 ANNOUNCES RECEIPT OF ALL REQUIRED REGULATORY
                   APPROVAL BY NEW BROKER-DEALER SUBSIDIARY
                   ----------------------------------------


        San Juan, Puerto Rico (September 12, 1996) - First Financial Caribbean Corporation (NASDAQ:FRCC) announced today that its newly established broker-dealer subsidiary, AAA Financial Services Corporation, had received all necessary regulatory approvals to commence operations, including admission as a member into the National Association of Securities Dealers.

        Salomon Levis, Chariman of the Board and Chief Executive Officer of FFCC, reported that AAA commenced operations immediately and should be fully operational by the end of the month. Mr. Levis explained that while AAA would be involved in a general securities business, it would pay special attention to the sale of Puerto Rico tax exempt GNMA mortgage-backed securities and other Puerto Rico securities. Mr. Levis also stated that AAA will operate out of facilities located in the Hato Rey business district of San Juan and that it commenced operations with 12 employees and will continue to recruit and hire additional personnel in the near future. He reported that AAA expects to have approximately 20 employees by the end of the year.